Exhibit 2

                      AGREEMENT AND PLAN OF MERGER
                      ----------------------------

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), made and entered into this 10th day of October, 1996, by and among CHROMCRAFT REVINGTON, INC. ("CRI"), a Delaware corporation, CRI ACQUISITION CORPORATION ("Newco"), a Delaware corporation, and COCHRANE FURNITURE COMPANY, INC. ("Cochrane"), a North Carolina corporation,

                          W I T N E S S E T H:
                          --------------------

         WHEREAS, Cochrane is a corporation organized and existing under the laws of the State of North Carolina, maintains its principal office at 190 Cochrane Road, Lincolnton, North Carolina 28092, and is engaged in the business of manufacturing dining room, bedroom and upholstered furniture; and

         WHEREAS, Newco is a corporation organized and existing under the laws of the State of Delaware, is a wholly-owned subsidiary of CRI and maintains its principal office at 1100 North Washington Street, Delphi, Indiana 46923; and

         WHEREAS, the respective Boards of Directors of Cochrane and Newco deem it desirable to merge Newco into Cochrane pursuant to the terms and conditions provided herein, have unanimously approved this Agreement and authorized its execution and delivery and have designated this Agreement a plan of merger;

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants, agreements and mutual obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cochrane and Newco hereby agree as follows:

                               SECTION 1

                               THE MERGER
                               ----------

         1.01. DESCRIPTION OF THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall be merged with and into Cochrane (the "Merger"). Cochrane shall survive the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of North Carolina pursuant to the provisions of the North Carolina Business Corporation Act, as amended (the "North Carolina Corporation Act"). At the Effective Time of the Merger, the corporate existence of Newco shall cease.

         1.02. CONSUMMATION OF THE MERGER. The parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of Delaware a properly executed Certificate of Merger and with the Secretary of State of North Carolina properly executed Articles of Merger.

         1.03. EFFECTIVE TIME. The Merger shall be effective as of the date and time specified in the Articles of Merger filed with the Secretary of State of North Carolina (such date and time being referred to herein as the "Effective Time").

         1.04. CLOSING. The parties hereto shall use their best efforts to cause the closing of the Merger (the "Closing") to take place at 10:00 a.m., local time, on November 13, 1996 (the "Closing Date") at the offices of Krieg DeVault Alexander & Capehart, Indianapolis, Indiana (subject to Newco's right to extend such date pursuant to Section 9.01(a)(i)).

         1.05. EFFECTS OF THE MERGER. On and after the Effective Time, the status, rights, assets and liabilities of, and the effect of the Merger on, Newco, Cochrane and the Surviving Corporation shall be as provided in the North Carolina Corporation Act.

         1.06.   NAME OF SURVIVING CORPORATION.  The name of the
Surviving Corporation after the Effective Time shall be "Cochrane
Furniture Company, Inc." until such name may be changed in accordance with applicable law.

         1.07. ARTICLES OF INCORPORATION. The Articles of Incorporation of Cochrane, as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, be and continue to be the Articles of Incorporation of the Surviving Corporation until amended as provided by applicable law.

         1.08. BY-LAWS. The By-Laws of Cochrane, as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, be and continue to be the By-Laws of the Surviving Corporation until amended as provided by applicable law.

         1.09. BOARD OF DIRECTORS. From and after the Effective Time, the Board of Directors of the Surviving Corporation, subject to the term of office and other provisions regarding directors set forth in the Surviving Corporation s By-Laws, shall be those persons elected by CRI, as the sole shareholder of Cochrane, at the Effective Time.

         1.10. OFFICERS. From and after the Effective Time, the officers of the Surviving Corporation, subject to the term of office and other provisions regarding officers set forth in the Surviving
Corporation's By-Laws, shall be those persons elected by the Board of Directors of the Surviving Corporation immediately following the Effective Time.

                               SECTION 2

                          CONVERSION OF SHARES
                          --------------------

         2.01.   BASIS OF CONVERSION.

         (a) Upon and by virtue of the Merger becoming effective at the Effective Time, (and without any action on the part of Cochrane, Newco or the shareholders of Cochrane), each of the Outstanding Cochrane Shares (as hereinafter defined), other than the Outstanding Cochrane Shares that are held by Cochrane shareholders who have properly exercised and perfected statutory dissenters' rights under the North Carolina Corporation Act with respect to the Merger, shall be converted solely into the right to receive Four and 75/100 Dollars ($4.75) per share, payable in immediately available funds without any interest thereon from the Effective Time through and until the date of payment. Such conversion price of $4.75 per share was determined by dividing $2,213,362.25 by the number of Outstanding Cochrane Shares set forth in
Section 4.03(a) hereof. Such per share conversion price shall be increased or decreased to the amount determined by dividing $2,213,362.25 by the total number of shares of Cochrane Common Stock (as hereinafter defined) certified by Cochrane's stock transfer agent as being issued and outstanding at the Effective Time if (i) the total number of shares of Cochrane Common Stock issued and outstanding at the Effective Time is greater or less than the number of Outstanding Cochrane Shares, and (ii) the total number of shares of Cochrane Common Stock issued and outstanding at the Effective Time is not greater than 470,971 or less than 460,971).

         (b) Upon and by virtue of the Merger becoming effective at the Effective Time, each of the outstanding shares of common stock of Newco shall be automatically converted into one (1) share of Cochrane Common Stock, which shares of Cochrane Common Stock shall continue to remain outstanding and owned by CRI following the Effective Time.

         2.02.   SURRENDER OF CERTIFICATES.

         (a) As promptly as feasible following the Effective Time, each holder of an outstanding certificate or certificates which, prior to the Effective Time, represented any Outstanding Cochrane Shares (other than those persons who have properly exercised and perfected statutory dissenters' rights under the North Carolina Corporation Act with respect to the Merger) shall surrender such certificate or certificates to the Disbursing Agent (as hereinafter defined) for conversion thereof in accordance with Section 2.01 hereof, together with a properly completed and executed letter of transmittal relative to such certificates. Until so surrendered, each outstanding certificate which, prior to the Effective Time, represented any Outstanding Cochrane Shares shall not be transferrable on the books of the Surviving Corporation but shall be deemed for all purposes to evidence solely the right to receive the consideration specified in Section 2.01 hereof. From and after the Effective Time, the holders of certificates which, prior to the Effective Time, represented any Outstanding Cochrane Shares shall cease to have any rights as shareholders of Cochrane, and their sole rights, except as otherwise provided by law, shall be to surrender such certificates and to receive the consideration specified in Section 2.01 hereof. No interest shall be paid following the Effective Time to any former shareholder of Cochrane with respect to the consideration specified in Section 2.01 hereof.

         (b) With respect to any certificate for shares of Cochrane Common Stock which has been lost, stolen or destroyed, the Disbursing Agent shall be authorized to pay to the registered owner of such certificate the consideration specified in Section 2.01 hereof upon receipt by the Disbursing Agent of an affidavit of lost, stolen or destroyed stock certificate together with an agreement to indemnify the Surviving Corporation against any liability resulting from such lost, stolen or destroyed certificate, both in form and substance reasonably satisfactory to the Surviving Corporation, and upon compliance by such shareholder with all other reasonable requirements of the Surviving Corporation in connection with lost, stolen or destroyed stock certificates (including, without limitation, the requirement that such registered owner shall provide an appropriate indemnity bond in favor of
CRI).

         (c) Promptly following the Effective Time, the Disbursing Agent shall mail to each former shareholder of Cochrane who is entitled to receive the consideration specified in Section 2.01 hereof upon surrender of his or her certificates, which prior to the Effective Time represented any Outstanding Cochrane Shares, a letter of transmittal that shall accompany each such certificate which is surrendered to the Disbursing Agent.

         2.03. COCHRANE'S STOCK TRANSFER BOOKS. Cochrane's stock transfer books shall be closed on the day immediately preceding the Closing Date. Following the close of Cochrane's stock transfer books, Cochrane shall not register or permit to be registered any transfers of Cochrane Common Stock (as hereinafter defined), and the Surviving Corporation shall not be obligated to recognize any transfers of Cochrane Common Stock made subsequent to the close of Cochrane's stock transfer books. The Surviving Corporation and the Disbursing Agent shall be entitled to rely upon the stock transfer books of Cochrane to establish the person entitled to receive the consideration specified in
Section 2.01 hereof, which books shall be conclusive with respect to the ownership of shares of Cochrane Common Stock.

         2.04. DISBURSING AGENT. (a) Prior to the Effective Time, Cochrane shall use its best efforts to cause the First Citizens Bank and Trust Company, located in Raleigh, North Carolina, to act as the disbursing agent (the "Disbursing Agent") in connection with the conversion of the Outstanding Cochrane Shares hereunder pursuant to a disbursement agreement contemplating the terms of this Agreement which shall be reasonably acceptable to Newco and Cochrane. In the event that First Citizens Bank and Trust Company does not agree to serve as the Disbursing Agent, then Newco and Cochrane shall select another mutually acceptable financial institution to serve as the Disbursing Agent hereunder. At the Effective Time, Newco shall cause to be deposited with the Disbursing Agent the sum of Two Million Two Hundred Thirteen Thousand Three Hundred Sixty-Two and 25/100 Dollars ($2,213,362.25)
less an amount equal to the product which results from taking $4.75 multiplied by the number of Outstanding Cochrane Shares that have become subject to perfected dissenters rights with respect to the Merger (the "Funds"). Upon receipt of the Funds, the Disbursing Agent shall then pay to the former shareholders of Cochrane (other than those persons who have properly exercised and perfected statutory dissenters' rights under the North Carolina Corporation Act with respect to the Merger) upon surrender of their certificates, which prior to the Effective Time represented any Outstanding Cochrane Shares, together with properly completed and executed letters of transmittal, the proper amount in accordance with this Section 2 and the disbursement agreement.

         (b) All payments to former shareholders of Cochrane who are entitled to receive the consideration specified in Section 2.01 hereof shall be made by the Disbursing Agent by regular bank check and not by certified, cashier's or other official check.

         (c) On the date which is one (1) year following the Closing Date, the Disbursing Agent shall return to the Surviving Corporation such portion of the Funds as to which certificates, which prior to the Effective Time represented any Outstanding Cochrane Shares, have not been presented to the Disbursing Agent for conversion in accordance with this Agreement. Thereafter, subject to applicable law, any former shareholder of Cochrane who has not theretofore surrendered his or her certificate or certificates, which prior to the Effective Time represented any Outstanding Cochrane Shares, for conversion as provided herein, shall be entitled upon surrender of such certificate or certificates to the Surviving Corporation or its agent to receive the consideration specified in Section 2.01 hereof without any interest thereon.

                               SECTION 3

                           DISSENTERS' RIGHTS
                           ------------------

         Shareholders of Cochrane who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under Article 13 of the North Carolina
Corporation Act.

                               SECTION 4

               REPRESENTATIONS AND WARRANTIES OF COCHRANE
               ------------------------------------------

         Cochrane hereby represents and warrants to Newco as follows:

         4.01. ORGANIZATION. Cochrane is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Cochrane is duly qualified to do business and is in good standing in each state and jurisdiction set forth on Schedule
4.01 hereto, which are the only states and jurisdictions in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify would have a material adverse effect on Cochrane. Cochrane has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Cochrane has no subsidiaries and owns no stock, equity securities or any other interest in any corporation, partnership, joint venture or other entity, except as set forth in
Schedule 4.01 hereto.

         4.02. AUTHORITY; NO VIOLATIONS. (a) Cochrane has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof (including shareholder approval). This Agreement and its execution and delivery by Cochrane have been duly authorized and approved by the Board of Directors of Cochrane. This Agreement constitutes a valid and binding obligation of Cochrane and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) Neither the execution of this Agreement nor the consummation of the Merger (i) conflicts with or violates Cochrane's Articles of Incorporation or By-Laws; (ii) conflicts with or violates any law, statute, ordinance, rule, regulation or governmental requirement or any court or administrative judgment, order, injunction, writ or decree; (iii) except as set forth in Schedule 4.02 hereto, conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Cochrane is a party or by which Cochrane is subject or bound; (iv) except as set forth in Schedule 4.02 hereto, results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance, mortgage, security interest or option, or results in the creation of any other rights or claims of any third party, upon any right, property or asset of Cochrane; or (v) except as set forth in Schedule 4.02 hereto, terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Cochrane is subject or bound or with respect to which Cochrane is to perform any duties or obligations or receive any rights or benefits.

         4.03. CAPITAL STOCK. (a) The authorized capital stock of Cochrane consists of 2,000,000 shares of no par value common stock (the "Cochrane Common Stock"), of which 465,971 shares are issued and outstanding (such 465,971 issued and outstanding shares are referred to in this Agreement as the "Outstanding Cochrane Shares"). The Outstanding Cochrane Shares have been duly and validly authorized by all necessary corporate action of Cochrane, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former Cochrane shareholder. Cochrane has no treasury shares and no capital stock authorized or issued other than as described in this Section 4.03(a).

         (b) Except with respect to the outstanding options (the "Stock Options") to purchase an aggregate of Forty-Five Thousand (45,000) shares of Cochrane Common Stock pursuant to the 1994 Executive Stock Option Plan of Cochrane (the "Stock Option Plan"), there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Cochrane Common Stock or any of the Outstanding Cochrane Shares that are binding upon Cochrane, nor are there any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or other debt securities of Cochrane. The shares of Cochrane Common Stock subject to the Stock Options are not included in the Outstanding Cochrane Shares.

         (c) Cochrane is not a party to any agreement and does not have any contractual or other obligation (i) to repurchase, redeem or otherwise acquire any Outstanding Cochrane Shares, or (ii) to issue any shares of Cochrane Common Stock other than the Outstanding Cochrane Shares and the shares of Cochrane Common Stock subject to the Stock Options.

         (d) Cochrane does not have a class of securities registered under, and is not subject to any reporting requirements of, the Securities Exchange Act of 1934, as amended.

         4.04. ARTICLES OF INCORPORATION AND BY-LAWS. A true, accurate and complete copy of the Articles of Incorporation and By-Laws of Cochrane, including all amendments thereto, in effect as of the date of this Agreement are set forth in Schedule 4.04 hereto.

         4.05. FINANCIAL STATEMENTS. Cochrane has delivered to Newco copies of the following financial statements:

         (a) Cochrane's audited balance sheets as of March 30, 1996, April 1, 1995 and April 2, 1994 and related statements of income, stockholders' equity and cash flows for the fiscal years ended March 30, 1996, April 1, 1995 and April 2, 1994 (collectively, the "Cochrane Audited Financial Statements"); and

         (b) Cochrane's unaudited interim balance sheet as of August 31, 1996 and its related unaudited statements of income and cash flow for the five months then ended (collectively, the "Cochrane Interim Financial Statements").

         The Cochrane Audited Financial Statements and the Cochrane Interim Financial Statements are collectively referred to herein as the "Cochrane Financial Statements". The Cochrane Financial Statements present fairly in all material respects the financial position of Cochrane as of and at the dates shown and the results of operations for the periods covered thereby in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. The Cochrane Interim Financial Statements contain all adjustments necessary to present fairly in all material respects the financial position and results of operation of Cochrane as of and for the interim periods presented therein. The Cochrane Financial Statements do not include any assets, liabilities or obligations which should not be included in accordance with GAAP or omit any assets, liabilities or obligations (whether absolute, contingent, matured, unmatured or otherwise) which should be included in accordance with GAAP and which, in either case, would render any of the Cochrane Financial Statements false, misleading or inaccurate in any material respect.

         4.06. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in Section 4.06 hereto, to the best knowledge of Cochrane, there are no liabilities, debts or obligations of, or claims against, Cochrane of any nature (whether absolute, contingent, accrued, fixed, matured or unmatured), except (a) as and to the extent reflected on the Cochrane Financial Statements, (b) for purchase contracts and orders for inventory in the ordinary course of business consistent with past practices, or (c) as may have been incurred in the ordinary course of business.

         4.07. ACCOUNTS RECEIVABLE. Cochrane's accounts receivable reflected on the Cochrane Audited Financial Statements for the year ended March 30, 1996 and all accounts receivable recorded or arising since March 30, 1996, (i) are valid and genuine, (ii) represent bona fide obligations resulting from sales or deliveries of goods or products in the ordinary course of business, (iii) are not subject to valid defenses, set-offs or counterclaims other than claims relating to defective goods arising in the ordinary course of business, which claims are adequately accrued as a liability on the Cochrane Financial Statements, and (iv) with respect to the accounts receivable existing as of March 30,1996, are properly reflected on the Cochrane Audited Financial Statements as of March 30, 1996 in accordance with GAAP and, with respect to the accounts receivable recorded or arising since March 30, 1996, are properly reflected on the books and records of Cochrane. The allowance for doubtful accounts and other reserves as reflected on the Cochrane Financial Statements are in accordance with GAAP.

         4.08. INVENTORIES; MACHINERY AND EQUIPMENT. (a) Cochrane s inventories reflected on the Cochrane Audited Financial Statements for the year ended March 30, 1996 and, except as set forth in Schedule 4.08 hereto, all inventories acquired since the date thereof, including, without limitation, raw materials, work- in-process and finished goods,
(i) were acquired for adequate consideration and have been maintained in the ordinary course of business, (ii) are of good and merchantable quality and are not damaged or obsolete, (iii) are not subject to any write-down or write-off and have been valued at the lower of cost or market in accordance with GAAP, (iv) are currently usable on a non-discounted basis in the ordinary course of business, and (v) can be reasonably expected to be sold or used in the ordinary course of Cochrane's business without discount, other than normal trade discounts regularly offered by Cochrane in the ordinary course of its business. The quantities of each type of inventory maintained by Cochrane are in an amount consistent with Cochrane's past practices. Cochrane has not consigned any of its inventory to any third party.

         (b) The machinery and equipment owned or leased by and used in Cochrane's business are, in all material respects, in normal operating condition, have been and are being maintained and repaired in the ordinary course of business so as to preserve their usefulness and value and are reflected on the Cochrane Financial Statements in accordance with GAAP.

         4.09.   SUPPLIERS AND CUSTOMERS.  Except as set forth in
Schedule 4.09 hereto, Cochrane has no knowledge of (a) any supplier providing products, components, materials or services to Cochrane who intends to cease selling such products, components, materials or services to Cochrane or to limit, reduce or materially alter the terms or conditions of any such sales to Cochrane, or (b) any customer of Cochrane which individually represented or accounted for at least $100,000 of Cochrane's total sales for the fiscal year ended March 30, 1996, or any of the other customers of Cochrane that taken together in the aggregate represent a material portion of Cochrane's business, who intends or intend to terminate, limit, reduce or change its or their business relations with Cochrane.

         4.10. PROPERTIES, CONTRACTS AND OTHER AGREEMENTS. Set forth in Schedule 4.10 hereto is a true, accurate and complete list or description of the following (all of which Cochrane has delivered true, accurate and complete copies to CRI or Newco):

         (a) The location of all real property owned by Cochrane and the principal buildings located thereon, together with copies of the title insurance policies relating to such real property, which policies contain a legal description of such real property ;

         (b) All loan or credit agreements, lines of credit, letters of credit, promissory notes, land or conditional sales contracts, other title retention agreements, security agreements, mortgages, deeds of trust, indentures, bonds and guaranties of the debts or obligations of a third party relating to Cochrane or to which Cochrane is a party;

         (c) All agreements, contracts, understandings, commitments or obligations of Cochrane which:

                 (i) involve payments by Cochrane of more than $25,000, whether individually or in the aggregate;

                 (ii) relate to the purchase of goods, products, supplies, materials or services in excess of $25,000, whether individually or in the aggregate;

                 (iii)    involve payments based on profits of Cochrane;

                 (iv)     were not made in the ordinary course of
                          business; or

                 (v) may not be terminated without penalty within one (1) year from the date of this Agreement; and

         (d) All leases of real, personal and other property to which Cochrane is a party or is subject or bound.

         4.11. NO DEFAULTS. Except as set forth in Schedule 4.11 hereto, Cochrane (i) has not breached or violated and is not in default under any contract, agreement, lease, license, promissory note, mortgage, deed of trust, indenture, bond, understanding or commitment to which it is a party, (ii) has no knowledge of any breach or default under any of the foregoing by any other party thereto, and (iii) has no knowledge of any event which, with notice or lapse of time or both, would constitute a breach or default thereof.

         4.12. TITLE TO ASSETS AND LEASEHOLD INTERESTS. (a) Cochrane has good and marketable title in fee simple absolute to all real property and good and marketable title to all personal property reflected in the Cochrane Audited Financial Statements for the fiscal year ended March 30, 1996, other than personal property disposed of in the ordinary course of business since March 30, 1996; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real, personal or otherwise) which Cochrane purports to own or which Cochrane uses in its business; and good and marketable title to all property and assets acquired and not disposed of since March 30, 1996. All of such properties and assets are owned by Cochrane free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature except
(i) as set forth in the Schedule 4.12 hereto, (ii) as specifically noted in reasonable detail in the Cochrane Audited Financial Statements, (iii) statutory liens for taxes not yet delinquent, and (iv) easements, encumbrances, restrictions and liens of record and minor imperfections of title which are not substantial in amounts, do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used.

         (b) All real property owned or leased by Cochrane is in material compliance with all applicable zoning and land use laws.

         (c) Except as set forth in Schedule 4.12 hereto, with respect to each lease of real or personal property to which Cochrane is a party, (i) Cochrane has a valid leasehold interest in such real or personal property (ii) such lease is in full force and effect in accordance with its terms, (iii) all rents and other monetary amounts that have become due and payable thereunder have been paid in full, (iv) no waiver, indulgence or postponement of any obligations thereunder has been granted by any party thereto, (v) there exists no default or breach (or an event that, with notice or lapse of time or both, would constitute a default or breach) under such lease, and (vi) the transactions contemplated by this Agreement will not constitute a default or breach, or cause the termination or any modification, of such lease.

         4.13. LITIGATION AND PENDING PROCEEDINGS. (a) Except as set forth in Schedule 4.13 hereto, there are no claims, actions, suits, proceedings, arbitrations, mediations or investigations pending or, to the best knowledge of Cochrane after due inquiry, threatened in any court or before any government agency or authority, arbitration panel, mediator or otherwise (nor does Cochrane have any knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration, mediation or investigation) against, by or affecting Cochrane.

         (b) Cochrane is not (i) subject to any outstanding judgment, order, writ, injunction, directive or decree of any court, arbitration panel or governmental agency or authority, (ii) presently charged with or under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance, or (iii) the subject of any pending or, to the best knowledge of Cochrane after due inquiry, threatened proceeding by any government regulatory agency or authority, having jurisdiction over its business, properties or operations.

         4.14. TAXES, RETURNS AND REPORTS. (a) Cochrane has (i) except as set forth in Schedule 4.14 hereto, timely, properly and duly filed all federal, state, local and foreign Tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (ii) paid all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (iii) not requested an


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

extension of time for any such payments (which extension is still in force) nor has granted any extension of the limitation period applicable to any claim for taxes. Except for taxes not yet due and payable until after the Effective Time, the liability for Taxes in the Cochrane Audited Financial Statements as of March 30, 1996 is adequate to pay all of Cochrane's Tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to all of its tax years through the tax year ended March 30, 1996. Cochrane has no liability for Taxes of any nature for or with respect to the operation of its business, or ownership of its assets, except to the extent set forth in the Cochrane Financial Statements and other than its Tax Liability for the period beginning September 1, 1996 and ending on or prior to the Effective Time.

         (b) Cochrane is not currently under audit by any federal, state or local taxing authority and has no knowledge of any pending investigation, examination or proceeding by any taxing authority with respect to its taxes. No federal, state or local tax returns of Cochrane have been audited by any taxing authority during the past five
(5) years.

         (c) With respect to Cochrane and its business, operations and affairs, (i) all material elections with respect to any Taxes affecting Cochrane are set forth in Schedule 4.14 hereto; (ii) all Taxes that Cochrane is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable and are not subject to any Tax Liability in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party;
(iii) all deficiencies of Taxes which have been claimed, proposed or asserted against Cochrane have been fully paid or finally settled, and no issue has been raised in any examination which may be expected to result in the proposal or assertion of a deficiency of taxes for any other year not so examined; (iv) no facts or circumstances exist that would constitute the basis for the proposal or assertion of any deficiencies of Taxes against Cochrane for any unexamined year or for the recharacterization of any item of income, expense or deduction set forth on any income tax return filed by Cochrane resulting in any Taxes payable by Cochrane; (v) Cochrane has complied in all material respects with all laws, statutes, rules, regulations and requirements relating to all foreign, federal, state and local Taxes, and no claim by a government authority where Cochrane does not file Tax returns that Cochrane is or may be subject to taxation by that governmental authority is outstanding; and (vi) Cochrane has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code, or any comparable provision of state or local law, by reason of a change in accounting method or otherwise.

         (d) Cochrane has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Cochrane has never been a "United States real property holding corporation" (as defined in Section 897(c) of the Code) during the applicable period specified in Section 897 (c) (1) (A) (ii) of the Code. The transactions contemplated by this Agreement are not subject to the tax withholding provisions of the Code or any other law. Cochrane has disclosed on its federal, state or local income Tax returns all positions taken therein that could reasonably give rise to an accuracy-related penalty under Section 6662 of the Code (or any corresponding provision of state or local tax law).

         (e) Cochrane has timely paid all Taxes due and payable by Cochrane for any Tax period (or portion thereof) ending on or before the date of this Agreement and shall timely pay all Taxes due and payable by it for any Tax period (or portion thereof) hereafter. No Tax liens have been filed against Cochrane and there are no liens for Taxes (other than for current Taxes not yet due and payable) on Cochrane assets.

         (f) All federal, state, local and other taxes resulting from or imposed by virtue of the conversion of the Outstanding Cochrane Shares for the consideration specified in Section 2.01 hereof shall be paid by the shareholders of Cochrane.

         (g) For purposes of this Agreement, the term "Tax" (or "Taxes" where applicable) shall mean any federal, state, local, foreign or other income, gross receipts, capital stock, franchise, employee income withholding, foreign withholding, other withholding, social security, unemployment, disability, environmental (including under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not. The term "Tax Liability" shall mean any liability (whether known, unknown, absolute, contingent, liquidated or unliquidated, and whether due or to become due) with respect to any Taxes, including, without limitation, any liability to indemnify, assume or succeed to a Tax Liability of a third party.

         4.15. TRANSACTIONS WITH RELATED PARTIES. (a) Except as set forth in Schedule 4.15 hereto, there are no contracts, agreements, leases, commitments, understandings, transactions or business relationships involving, or for the benefit of, any shareholder, director or officer of Cochrane or any of their respective parents, spouses, siblings, children, affiliates, agents, trusts, corporations or other entities on the one hand, (collectively, the "Affiliated Parties") and Cochrane, on the other hand, including, but not limited to, (i) any debtor or creditor relationship, (ii) any sale, other transfer or lease of real or personal property, (iii) purchases or sales of products or services, and (iv) any interest in any assets used in Cochrane's business.

         (b) There are (i) no agreements or claims of any nature that any of the Affiliated Parties has with or against Cochrane as of the date of this Agreement or which may arise subsequent to the date of this Agreement, other than any claim by any shareholder of Cochrane who may exercise and perfect statutory dissenters' rights under the North Carolina Corporation Act with respect to the Merger, any claims for directors' fees, salary or other compensation and employee benefits payable in the ordinary course of business in accordance with past practices to the directors and employees of Cochrane and any claim by any shareholder of Cochrane for the consideration payable under this Agreement upon the conversion of any Outstanding Cochrane Shares, and
(ii) no agreements or claims of any nature that Cochrane has with or against any of the Affiliated Parties as of the date of this Agreement or which may arise subsequent to the date of this Agreement.

         4.16.   ENVIRONMENTAL MATTERS.  Except as set forth in Schedule
4.16 hereto, Cochrane has conducted its business in compliance with all applicable federal, state, county, municipal and other laws, statutes, rules, regulations, ordinances, orders, restrictions, requirements and common law duties relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, chemicals, air pollutants, water pollutants or process waste water or otherwise relating to the environment, air, water or toxic, contaminated or hazardous substances or materials, or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport thereof (including, without limitation, polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not, paints and lacquers) (collectively, the "Environmental Laws"). There are no pending or, to the best knowledge of Cochrane, threatened claims, actions or proceedings by any federal, state or local governmental agency or authority against Cochrane with respect to the Environmental
Laws and, to the best knowledge of Cochrane, there is no basis or grounds for any such claim, action or proceeding, except as set forth in
Schedule 4.16 hereto. Set forth in Schedule 4.16 hereto is a true, accurate and complete list of all environmental permits or other governmental authorizations held by Cochrane that are required for the conduct of Cochrane's business (collectively, the "Environmental Permits"). Other than the Environmental Permits, there are no permits or governmental authorizations necessary for the conduct of Cochrane's business. Except as expressly provided by their terms, all of such Environmental Permits shall remain in full force and effect in accordance with their terms without any modification or limitations on or after the Effective Time and will not be terminated, revoked or withdrawn as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 4.16 hereto, Cochrane is not the owner of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances require clean-up, removal or some other remedial action under any Environmental Law.

         4.17. EMPLOYEE BENEFIT PLANS. (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored, contributed to or otherwise maintained by Cochrane, including, without limitation, employee benefit plans for which Cochrane acts as administrator, trustee or fiduciary or with respect to which Cochrane has any liability and any such plans which have been terminated, merged into another plan, frozen or discontinued (collectively, the "Cochrane Plans"):

       (i) all such Cochrane Plans have, on a continuous basis since their adoption, been maintained in compliance with the requirements prescribed by all applicable laws, statutes, rules, regulations, orders and other governmental requirements, including, without limitation, ERISA, the Code and the Department of Labor (the "DOL") and the Treasury Regulations promulgated thereunder;

      (ii) all Cochrane Plans intended to constitute tax-qualified plans under the Code have complied, in form and in operation, since their adoption with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and favorable determination letters with respect to the Tax Reform Act of 1986 have been received from the Internal Revenue Service (the "IRS") with respect to each such Cochrane Plan stating that each, in its current form (or at the time of its disposition if it has been terminated, merged, frozen or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations;

     (iii) no Cochrane Plan (or its related trust) holds any Cochrane Common Stock or any stock of a related or affiliated person or entity, except for the Cochrane Employee Stock Ownership Plan (the "ESOP");

      (iv) Cochrane has no liability to the DOL, the IRS or the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Cochrane Plan;

       (v) Cochrane has not engaged in any transaction that may subject Cochrane or any Cochrane Plan to a civil penalty imposed by Section 502 of ERISA;

      (vi) no prohibited transaction (as defined in Section 406 of ERISA and as defined in Section 4975(c) of the Code) has occurred with respect to any Cochrane Plan;

     (vii) no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Cochrane Plan or has been misled as to his or her rights under any Cochrane Plan;

    (viii) all obligations required to be performed by Cochrane under any provision of a Cochrane Plan have been performed by it, and Cochrane is not in default under or in violation of any provision of a Cochrane Plan;

      (ix) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against Cochrane, any Cochrane Plan or the assets of any Cochrane Plan;

       (x) all reports, notices and information required to be given to any individual or entity or any governmental agency or authority in connection with a Cochrane Plan has been given in a complete and timely fashion;

      (xi) Cochrane does not maintain, participate in or contribute to any multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA, and has no actual or asserted withdrawal liability with respect to such a plan;

     (xii) no Cochrane Plan has incurred an "accumulated funding deficiency," as determined under Code Section 412 and ERISA Section 302; and

    (xiii) with respect to any Cochrane Plan sponsored, participated in or contributed to by Cochrane or with respect to which Cochrane is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, there has been no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed.

          (b) With regard to any Cochrane Plan intended to be a tax-qualified plan under Section 401(a) of the Code, no director, officer, employee or agent of Cochrane has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, the IRS could revoke or deny any Cochrane Plan's qualification under the Code or the exemption under Section 501(a) of the Code for any trust or annuity contract related to such Cochrane Plan.

          (c) Set forth in Schedule 4.17 hereto is a true, accurate and complete list of all of the following with respect to which Cochrane maintains, contributes, administers or is subject, or which otherwise relates to Cochrane (all of which Cochrane has delivered true, accurate and complete copies to CRI or Newco): (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option (including, without limitation, the Stock Option Plan) and stock appreciation or depreciation right plans or agreements and all amendments thereto; (ii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining agreements, arrangements or understandings;
(iii) all executive and other incentive compensation plans and programs;
(iv) all group insurance and health contracts, policies or plans; and
(v) all other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in or contributed to by Cochrane for their current or former directors, officers or employees. Except as otherwise provided in Schedule 4.17, all of the foregoing have been, since their inception, drafted, implemented, administered and, where applicable, amended or terminated, in accordance with their terms and with applicable law. Cochrane does not maintain, contribute or administer any plans or programs referenced in this Section 4.17(c) that have not been reduced to writing.

          (d) Set forth in Schedule 4.17 hereto is a true, accurate and complete list of each contract, agreement, understanding, commitment, arrangement, policy or plan (written or oral) providing for compensation, monetary payments, securities or benefits (all of which Cochrane has provided true, accurate and complete copies to CRI or Newco) that (i) is not an employee benefit plan, (ii) was entered into, maintained or contributed to by Cochrane or which Cochrane is bound by and (iii) covers any current or former employee or director of Cochrane (collectively, "Benefit Arrangements"). Each of the Benefit Arrangements has been maintained in compliance with its terms and with the requirements prescribed by any and all laws, statutes, orders, rules, regulations and other governmental requirements which are applicable to such Benefit Arrangements. Except as otherwise provided in Schedule 4.17 hereto, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance, bonus, salary continuation or similar plans, agreements, commitments or understandings or any other plan, agreement, commitment or understanding providing currently or in the future for any compensation, monetary payment, property or benefit to any present or former director, officer or employee of Cochrane, and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

          (e) No current or former director, officer or employee of Cochrane is entitled to any benefit under any employee welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with Cochrane, except that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code if they pay the cost of such coverage pursuant to the applicable requirements of the Code with respect thereto.

          (f) With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by Cochrane, in which Cochrane participates as a participating employer or to which Cochrane contributes, no director, officer, employee or agent of Cochrane has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed upon Cochrane under Section 4980B(a) of the Code. With respect to all such plans, all applicable provisions of Section 4980B of the Code and
Section 601 of ERISA have been complied with in all material respects by Cochrane.

          (g) For purposes of this Section 4.17, references to Cochrane are deemed to include (i) all predecessors of Cochrane and (ii) any entity related to or affiliated with Cochrane.

          (h) Cochrane does not sponsor, maintain or otherwise contribute to any employee benefit plan or program which has not been reduced to writing.

          4.18. EMPLOYEE MATTERS. (a) Except for the employees set forth in Schedule 4.18 hereto, all employees of Cochrane are employees-at-will.

          (b) Cochrane has provided to CRI a true, accurate and complete list, dated within ten (10) days prior to the date hereof, containing the name, title, current annual salary, compensation or wages, as the case may be (including bonuses, commissions and overtime),
(i) of each employee of Cochrane whose total annual compensation exceeded $35,000 during the year ended December 31, 1995, and (ii) of each employee of Cochrane whose total compensation exceeded $2,900 in any month through September 30, 1996. All salaries, wages and other compensation (including bonuses, commissions and overtime), sick leave, severance pay and vacation benefits for all employees of Cochrane for all periods ending on August 31, 1996 have been fully paid or accrued and will be fully accrued on Cochrane's books and records and have been paid in the ordinary course of business after August 31, 1996 through the Closing Date. Cochrane has previously provided to Newco copies of all confidentiality, non-compete and similar agreements to which it is a party or to which any of Cochrane's present or former employees is a party. Cochrane has previously provided to Newco copies of all employee handbooks or manuals used by Cochrane at any time during the past five
(5) years.

          (c) Cochrane has maintained and continues to maintain true, accurate and complete payroll, personnel and time records for purposes of compliance with all federal and state minimum wage and overtime laws and right to work laws, including, without limitation, adequate documentation of the applicability of exemptions under such laws. Cochrane is in compliance with all applicable laws, statutes, rules, regulations, requirements and common law duties with respect to (i) employment and employment practices, (ii) terms and conditions of employment, (iii) wages and hours, and (iv) occupational safety and health.

          (d) Cochrane is not and has not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, as amended, and there is no proceeding or investigation pending or threatened against it with respect thereto. Except as set forth in
Schedule 4.18 hereto, there are no, and during the last five (5) years have not been any, formal, informal or internal charges or complaints of, or any proceedings or lawsuits pending or threatened involving, discrimination or harassment (including, but not limited to, discrimination or harassment based upon gender, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status), nor is there any investigation pending or threatened before the Equal Employment Opportunity Commission or any other federal, state or local agency or authority with respect to alleged or actual discrimination or harassment, by Cochrane or any of its present or former directors, employees or agents.

          (e) Cochrane is in compliance with the Family and Medical Leave Act and the Americans With Disabilities Act, as amended.

          4.19. OBLIGATIONS TO EMPLOYEES. All accrued obligations and liabilities of and all payments by Cochrane, all Cochrane Plans and all Benefit Arrangements, whether arising by operation of law, by contract, by past custom or otherwise, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent of Cochrane (or his heirs, legatees or legal representatives) have been paid to the extent required by applicable law or by the plan, trust, agreement, past custom or practice or otherwise. Adequate actuarial accruals and reserves for such payments, if applicable, have been and are being made by Cochrane in accordance with GAAP applied on a consistent basis, applicable law and, if applicable, actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation and social security or other government benefits; (b) all Cochrane Plans and Benefits Arrangements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, severance and bonus agreements; (d) all group insurance and health or hospitalization contracts or policies; and (e) all other incentive, welfare, retirement or employee benefit plans or agreements maintained, sponsored, participated in or contributed to by Cochrane for, and all other compensation paid by Cochrane to, its current or former directors, officers, employees and agents. All obligations, liabilities, payments, accruals and reserves referred to in this Section 4.19 have either been paid in full or are correctly and adequately reflected and accounted for in all material respects in the Cochrane Financial Statements with respect to all periods ending on or prior to respective dates covered thereby and thereafter in the books and records of Cochrane.

          4.20. INSURANCE. Set forth in Schedule 4.20 hereto is a list and brief description of all policies of insurance (including, without limitation, product liability insurance, property and casualty insurance, group health or hospitalization insurance and other insurance providing benefits for employees) owned or held by Cochrane on the date hereof or with respect to which Cochrane pays any premiums. Each such policy is in full force and effect, all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been previously delivered to Newco.

          4.21. INTELLECTUAL PROPERTY. Set forth in Schedule 4.21 hereto is an accurate and complete list of all patents, trademarks, service marks, trade names and registered copyrights (collectively, "the Intellectual Property") owned, possessed, licensed or used by Cochrane and all applications therefor and registrations thereof owned or controlled by Cochrane and, in the case of any such rights that are so owned, the jurisdictions in which such rights have been registered, filed or issued. The Intellectual Property constitutes all of the intellectual property that Cochrane uses in the operation of its business. Cochrane has filed all affidavits, renewals and other documents necessary to keep the Intellectual Property in full force and effect and is the sole and exclusive owner of the Intellectual Property with the sole and exclusive right to use and license such property. No claim has been asserted or threatened seeking cancellation or concurrent use of the Intellectual Property.

          4.22. DIVIDENDS. Since December 31, 1995, Cochrane has paid no dividends or other distributions to its shareholders.

          4.23.  COMPLIANCE WITH LAW.  Except as set forth in Schedule
4.23 hereto, Cochrane has not engaged in any activity nor has it taken or failed to take any action which has resulted in the violation of any federal, state, local or other law, statute, rule, regulation, ordinance, requirement or common law duty or obligation. Cochrane is not in violation of any judgment, order, injunction, ruling, directive, writ or decree of any court or government agency or authority.

          4.24. LICENSES AND PERMITS. Cochrane possesses and holds all licenses, franchises, permits, certificates and other authorizations (including, but not limited to, all Environmental Permits and bedding licenses) necessary for the continued conduct of its business without interference or interruption. Such licenses, franchises, permits, certificates and other authorizations are set forth in Schedule 4.24 hereto and shall remain in full force and effect in accordance with their respective terms from and after the Effective Time without any restrictions or limitations thereon or the need to obtain any consents or approvals of any government agencies or authorities or any other third parties. No such license, franchise, permit, certificate or authorization, or any renewal thereof, will be terminated, revoked, suspended, limited or modified in any respect as a result of the transactions contemplated by this Agreement.

          4.25.  NO THIRD PARTY CONSENTS.  Except as set forth in
Schedule 4.25 hereto, no consent, approval, authorization, clearance or waiver of or any filing with or notice to any person, corporation, other entity or third party or any government agency or authority is required for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Cochrane, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and the Articles of Merger with the Secretary of State of North Carolina, as provided in Section 1.02 hereof, and any filing under the Hart- Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act")

          4.26. NO ADVERSE AGREEMENTS. Except for any contract disclosed in any Schedule attached hereto, neither Cochrane nor, to its best knowledge, any of its employees is a party to or bound by (a) any oral or written agreement, contract, understanding or commitment containing any covenant or restriction which limits its or his freedom or ability to engage in any line of business or to compete with any person, corporation or other entity, or (b) any oral or written agreement, contract, understanding or commitment that is or may be materially adverse to Cochrane's financial condition, results of operations, business or prospects.

          4.27.  WARRANTIES.  Except as listed and described on Schedule
4.27 hereto, Cochrane does not provide any warranties with respect to any products or goods that it sells. The amount of all reserves for

Cochrane's warranty obligations reflected on its books and records are in accordance with GAAP.

          4.28. FINANCIAL RECORDS. The financial records of Cochrane are in all material respects true, accurate and complete and accurately reflect the basis for the financial condition and results of operations of Cochrane set forth in the Cochrane Financial Statements.

          4.29. BROKER'S OR FINDER'S FEES. No agent, broker or other person acting on behalf of Cochrane or under any authority of Cochrane is or shall be entitled to any commission, broker's or finder's fee or any other form of similar compensation or payment from any of the parties hereto relating to this Agreement and the Merger, except for Philpott, Ball & Company which is entitled to receive a total fee of Thirty Thousand Dollars ($30,000) in connection with certain services provided to Cochrane.

          4.30. ACCURACY OF STATEMENTS MADE AND MATERIALS PROVIDED TO NEWCO. No representation or warranty made by Cochrane in this Agreement and no statement or information contained in any Schedule attached hereto or in any written report, list, materials or other document furnished or to be furnished by Cochrane to CRI or Newco in connection with this Agreement or the Merger contains or will contain any untrue or misleading statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

                               SECTION 5

            REPRESENTATIONS AND WARRANTIES OF CRI AND NEWCO
            -----------------------------------------------

       Each of CRI and Newco represents and warrants to Cochrane as follows:

         5.01. ORGANIZATION. Each of CRI and Newco is a corporation duly organized and validly existing under the laws of the State of Delaware.

         5.02. AUTHORITY. Each of CRI and Newco has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to the fulfillment of the conditions precedent set forth in Section 8.01 hereof (including shareholder approval). This Agreement and its execution and delivery by CRI and Newco have been duly authorized and unanimously approved by the respective Boards of Directors of CRI and Newco and constitutes a valid and binding obligation of CRI and Newco, enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         5.03. NO THIRD PARTY CONSENTS. No consent, approval, authorization, clearance or waiver of or any filing with or notice to any person, corporation, other entity or third party or any government agency or authority is required for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by CRI or Newco, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and the Articles of Merger with the Secretary of State of North Carolina, as provided in Section 1.02 hereof, any filing under the HSR Act, and any filing under applicable federal securities laws.

                               SECTION 6

                         COVENANTS OF COCHRANE
                         ---------------------

         Cochrane covenants to and agrees with CRI as follows:

         6.01. PROXY STATEMENT; SHAREHOLDER APPROVAL. (a) As soon as practicable following the date of this Agreement, Cochrane shall mail a proxy statement relating to this Agreement and the Merger (the "Proxy Statement") to its shareholders with respect to a meeting of its shareholders at which meeting such shareholders shall vote upon the Agreement and the Merger, all in compliance with the Articles of Incorporation and By-Laws of Cochrane and applicable law and in accordance with Section 6.01(b) hereof. Cochrane shall have provided CRI with a copy of the definitive Proxy Statement, in a form that is substantially ready to be mailed to the shareholders of Cochrane, prior to the date of this Agreement. The Board of Directors of Cochrane shall recommend to Cochrane's shareholders that such shareholders should approve this Agreement and the Merger, shall state such recommendation in the Proxy Statement and shall solicit proxies voting in favor of this Agreement from such shareholders; provided, however, that the Board of Directors of Cochrane shall not be obligated to recommend approval of, or to state any recommendation with respect to, this Agreement or the Merger in the Proxy Statement or to attempt to obtain the approval of this Agreement or the Merger by Cochrane's shareholders if such Board of Directors, acting upon the advice of legal counsel, determines that such recommendation may be contrary to the Board of Director's fiduciary duties to the shareholders of Cochrane.

         (b) Subject to the provisions of Section 6.01(a) and (c) hereof, Cochrane shall take all action necessary under the North Carolina Corporation Act and its Articles of Incorporation and By-Laws to call and hold (without any adjournment thereof) a special meeting of its shareholders for the purpose of approving this Agreement and the Merger, and to complete the vote of Cochrane's shareholders with respect to this Agreement and the Merger, as soon as practicable following the date of this Agreement and, in any event, not later than one (1) business day prior to the Closing Date.

         (c) Neither the Board of Directors of Cochrane nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to CRI or Newco such Board's approval and recommendation to Cochrane's shareholders of this Agreement and the Merger; provided, however, that the Board of Directors of Cochrane and any committee thereof may withdraw or modify, or propose to withdraw or modify, in a manner adverse to CRI or Newco such Board's approval and recommendation to Cochrane's shareholders of this Agreement and the Merger if the Board of Directors or any committee thereof, acting upon the advice of legal counsel, determines that the failure to so withdraw or modify the Board's approval and recommendation of this Agreement and the Merger may be contrary to the Board of Director's fiduciary duties to the shareholders of Cochrane.

         6.02. HART-SCOTT-RODINO FILING; OTHER APPROVALS. (a) Cochrane shall take all actions necessary or appropriate to file, and shall expeditiously and diligently prosecute to a favorable conclusion, all notices and other documents required to be filed under the HSR Act with the U.S. Federal Trade Commission (the "FTC") and the U.S. Department of Justice (the "DOJ"); provided that Cochrane shall not be required to accept prior to the Effective Time any conditions that may be imposed by the FTC or the DOJ in connection with such filings which would have a material adverse effect on Cochrane. Cochrane shall provide Newco with a copy of all such notices and other documents filed under the HSR Act prior to the filing thereof and shall promptly provide Newco with copies of all correspondence and other documents received from the FTC or DOJ in connection with such filings.

         (b) Cochrane shall proceed expeditiously in good faith, cooperate fully and use its best efforts to (i) obtain all consents, authorizations and approvals of third parties, on terms and conditions acceptable to Newco, to the transactions contemplated by this Agreement,
(ii) satisfy all requirements prescribed by law, and all conditions set forth in this Agreement, for the consummation of the Merger, and (iii) consummate the Merger in accordance with this Agreement on November 13, 1996.

         6.03. EMPLOYEE BENEFIT PLANS. Cochrane acknowledges that CRI or Newco shall have primary responsibility for the preparation and filing of all documents relating to the termination, merger or other disposition of the Cochrane Plans; provided, however, that no such filing of documents or termination, merger or other disposition of any Cochrane Plan shall be made or become effective prior to the Effective Time. Cochrane, and its employees and agents, shall cooperate with CRI or Newco in the preparation and filing of any such documents relating to the termination, merger or other disposition of the Cochrane Plans.

         6.04. CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as set forth in Schedule 6.04 hereto, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, Cochrane shall not, without the prior written consent of Newco:

         (a) make any changes in its capital stock accounts or declare, authorize, approve or issue any stock split or stock dividend or any recapitalization or reclassification of its capital stock;

         (b) authorize a class of stock or issue, or authorize the issuance of, securities or options other than or in addition to the Outstanding Cochrane Shares or the Stock Options;

         (c) declare, authorize, approve or issue any distribution or dividend to the shareholders of Cochrane;

         (d)     redeem any of the Outstanding Cochrane Shares;

         (e) merge, consolidate, affiliate, effect a share exchange or otherwise combine with, sell a material portion of its assets to or sell any of its securities to any third party; or enter into a new line of business or change in any material respect any of its operations or existing lines of business;

         (f) acquire or dispose of any property or assets in excess of $10,000 individually or $25,000 in the aggregate, except for purchases in the ordinary course of business of raw materials inventory and sales in the ordinary course of business of finished goods inventory;

         (g) refinance or restructure any of its indebtedness for borrowed money or other debts or obligations; or amend, modify or terminate, or change the terms or conditions of, any agreement with any bank, financial institution or other lender or any promissory note, bond, indenture or other evidence of indebtedness;

         (h) increase or incur any new or additional indebtedness to any bank, financial institution or other lender, except for any advances under its existing revolving credit facilities provided by Mellon Bank, N.A., or pay any fee to Mellon Bank, N.A. or any other bank, financial institution or lender;

         (i) fail to timely pay (subject to cash flow limitations) and accrue its accounts payable, indebtedness to third parties, Taxes (including, without limitation, withholdings from employees), interest and other obligations in the ordinary course of business in accordance with the respective terms and conditions of such accounts payable, indebtedness and other obligations or as otherwise are required to be paid;

         (j) incur any accounts payable, indebtedness or other obligation, or create, record or collect any accounts receivable, except in the ordinary course of business and on terms and conditions that are generally acceptable to parties in similar circumstances;

         (k) amend, modify or terminate, or grant any waiver or concession under, any contract, agreement, lease, understanding or commitment, except in the ordinary course of business consistent with past practices of Cochrane and not material in amount, whether individually or in the aggregate;

         (l) amend, modify or terminate, or forgive or grant any waiver or concession under, any debt, obligation or claim owed to Cochrane or any accounts receivable of Cochrane, except in the ordinary course of business consistent with past practices of Cochrane and not material in amount, whether individually or in the aggregate;

         (m) guaranty any indebtedness or other obligation of any third party, other than the existing guaranty of Cochrane as set forth in Schedule 4.10 hereto;

         (n) place or allow to exist on any of its assets or properties any security interest, pledge, mortgage, deed of trust, encumbrance, charge, claim or other lien, except as permitted under Section 4.12 hereof;

         (o) amend, modify or restate Cochrane's Articles of Incorporation or By-Laws;

         (p) promote to a new position or increase the rate of compensation of any director, officer or employee of Cochrane;

         (q) hire or employ any new or additional employees, except for employees hired to replace presently existing employees of Cochrane whose employment has been terminated subsequent to the date hereof;

         (r) create, institute, amend, modify or terminate any employment policy or practice affecting any present or former directors, officers or employees of Cochrane;

         (s) create, institute, amend, modify or terminate any stock purchase, stock bonus, stock option or stock appreciation plan or agreement; any savings, profit sharing, retirement or employee pension benefit plan; any insurance plan, policy or agreement or other employee welfare benefit plan; or any employment, deferred compensation, consulting, bonus, incentive, severance or collective bargaining agreement; or change the level of benefits or payments under any of the foregoing which are in effect or existing as of the date of this Agreement or under any Cochrane Plan;

         (t) fail to maintain its accounting and other books and records in the ordinary course of business and in the usual manner on a basis consistent with that heretofore maintained;

         (u) purchase, expand, renovate or materially change any of its plants, warehouses or other facilities;

         (v) enter into any contract, agreement, lease, commitment, understanding or transaction, or incur any liability or obligation, other than in the ordinary course of business;

         (w) violate any law, statute, rule, regulation, order, directive or other governmental requirement in any material respect; or

         (x) enter into any contract, agreement, commitment or understanding with respect to any of the foregoing specified in this Section 6.04.

         6.05. PRESERVATION OF BUSINESS. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Cochrane shall:

         (a) carry on its business substantially in the manner as is presently being conducted and in the ordinary course of business;

         (b) use its best efforts to preserve its business, operations and affairs, and its employees, customers and persons having business dealings with it, in the same manner as presently exists;

         (c) maintain all of its machinery, equipment, real property and other assets that it owns or leases in accordance with its current practices;

         (d) maintain in full force and effect insurance on its assets, properties, operations, employees and directors in the same manner as they are currently insured as of the date of this Agreement; and

         (e) not take any action or fail to take any reasonable action which will cause a breach of or material default in any contract, agreement, lease, indenture, bond, obligation, commitment or understanding to which Cochrane is a party (subject to cash flow limitations).

         6.06. PRESS RELEASES. Cochrane shall not issue any press releases or make any other public announcements or disclosures to the press or other media relating to this Agreement or the transactions contemplated hereby without the prior written consent of Newco. CRI and Newco shall issue a mutually agreeable press release upon the execution of this Agreement.

         6.07. UPDATE TO SCHEDULES. Cochrane shall promptly (a) supplement, amend and update any and all of the Schedules attached to this Agreement provided pursuant to Section 4 hereof and any and all lists, letters, documents, written information and other writings provided by Cochrane to CRI or Newco pursuant to this Agreement to reflect each and every change to each Schedule and each such list, letter, document, written information and other writing and to reflect each and every document, action, matter or event occurring or arising after the date of this Agreement and prior to the Effective Time which would make any Schedule or any such list, letter, document, written information or other writing incomplete or inaccurate or which, if in existence or having occurred as of or prior to the date of this Agreement, would have been required to be set forth or described in any Schedule to this Agreement or in any list, letter, document, written information or other writing provided to CRI or Newco pursuant to this Agreement (collectively, the "Updated Schedules and Materials"), and (b) disclose in writing to CRI or Newco each and every document, action, matter, event or other information which, if existing or known as of the date hereof, would have made any of the representations or warranties of Cochrane contained herein inaccurate, untrue or misleading. No Updated Schedule or Material and no disclosure pursuant to this Section will be deemed to amend, modify or limit, or to provide any exceptions with respect to, any representation or warranty or any original Schedule, list, letter, document, written information or other writing without the prior written consent of CRI or Newco.

         6.08. SUBSEQUENT FINANCIAL STATEMENTS. Prior to the Effective Time and as soon as they are available, Cochrane shall deliver to CRI (a) its unaudited balance sheet as of September 30, 1996 and its related statements of income and cash flows for the six-month period then ended and (b) its unaudited interim balance sheets and related statements of income and cash flows that are prepared for subsequent periods. Each of such balance sheets and income and cash flow statements shall be included within the definition of Cochrane Interim Financial Statements upon delivery thereof to Newco.

         6.09. CERTAIN ACCESS AND DUE DILIGENCE MATTERS. CRI and Newco, and their respective representatives and agents, shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, employees, books and records of Cochrane; provided, however, that such access shall not interfere unnecessarily with the normal operations of Cochrane. No investigation by CRI or Newco (whether conducted before or after the date hereof) shall affect the representations and warranties made by Cochrane in this Agreement or the information contained in any Schedule attached hereto or in any list, letter, document, written information or other writing provided by Cochrane to CRI or Newco, and CRI and Newco shall be entitled to rely on such representations, warranties, Schedules, lists, letters, documents, written information and other writings notwithstanding any such investigation.

         6.10. CERTAIN ACTIONS. Cochrane shall not take any action or fail to take any reasonable action, and shall not permit its directors, employees or agents to take or fail to take, any action which will result in (a) a misrepresentation or a breach of any covenant or warranty of Cochrane in this Agreement, (b) Newco having the right to terminate this Agreement, or (c) a condition to the obligation of Newco to consummate the Merger not being fulfilled.

         6.11. TERMINATION OF STOCK OPTION PLAN AND OTHER AGREEMENTS. Cochrane shall cause to be terminated, as of the Effective Time (a) the Stock Option Plan; (b) all of the Stock Options; (c) "the deferred compensation" plan for certain executive officers of Cochrane; (d) the "deferred compensation" agreements between Cochrane and each of Jerry W. Cochrane, Bruce R. Cochrane and Grover S. Elliott; and (e) the Employment Agreement dated February 28, 1994 between Cochrane and Grover
S. Elliott. Cochrane shall cause to be amended as of the Effective Time the Employment Agreement dated December 9, 1994 between Cochrane and Ira Ostrow and the "deferred compensation" agreement between Cochrane and T.E. Cochrane, Jr. Cochrane shall not allow any of the Stock Options to be exercised and shall not issue any shares of Cochrane Common Stock in connection with any attempted exercise of the Stock Options. The agreements contemplated by subsections (b), (d) and (e) hereof and the amendments to the Employment Agreement of Ira Ostrow and the "deferred compensation" agreement of T.E. Cochrane, Jr. referenced above are collectively referred to herein as the "Ancillary Agreements".

         6.12. NO SOLICITATIONS. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as provided herein, Cochrane shall not, and shall not authorize or permit any of its shareholders, directors, officers, employees, attorneys, accountants, investment bankers, representatives or agents to, directly or indirectly initiate, solicit or encourage inquiries, discussions or negotiations with, or provide any information to, any person, group, corporation or other entity concerning any merger, consolidation, combination, affiliation, share exchange, tender offer, sale of substantial assets or securities or any other similar transaction relating to Cochrane (collectively, "Acquisition Transactions"); provided, however, that Cochrane may provide, and may authorize any of its directors, officers, attorneys or investment bankers to provide, information relating to Cochrane and/or access to Cochrane's facilities to any third party in response to a request for such information and/or access by such third party which has not been initiated, solicited or encouraged by Cochrane or any of its shareholders, directors, officers, employees, attorneys, accountants, investment bankers, representatives or agents if the Board of Directors, acting upon the advice of legal counsel, determines that failing to provide such information and/or access may be contrary to the Board of Director's fiduciary duties to the shareholders of Cochrane. Cochrane shall promptly notify CRI in writing of (i) the existence and terms of any proposal or offer which it may receive with respect an Acquisition Transaction and (ii) any request by or indication of interest on the part of any third party with respect to the initiation of any Acquisition Transaction or any discussions with respect thereto. In addition, prior to the time that Cochrane provides to any third party, pursuant to this Section, any information relating to Cochrane or access to any of Cochrane's facilities, books or records or engages in any discussions with any third party concerning an Acquisition Transaction, Cochrane shall notify CRI in writing of the name of such party.

         6.13. BREAK-UP FEE. (a) Cochrane hereby acknowledges and agrees that CRI and Newco have committed and will commit substantial time, effort, resources and expenses, and will forgo other acquisition opportunities, in pursuing the Merger. Cochrane further agrees that it shall pay to CRI or Newco a break-up fee (the "Break-up Fee") in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) in immediately available funds in the event that:

                 (i) Cochrane or any of its shareholders, directors, officers, employees, attorneys, accountants, investment bankers, representatives or agents shall have provided to a party other than CRI or Newco subsequent to the date of this Agreement (I) any information relating to Cochrane other than the Cochrane Audited Financial Statements or a summary of the Cochrane Interim Financial Statements or (II) any access to Cochrane's facilities other than a one-time escorted tour of such facilities, or

                 (ii) The Merger is not consummated on or before November 13, 1996, unless such date is extended pursuant to Section 9.01(a)(i), because Cochrane breaches any of the representations or covenants contained in this Agreement, or because of fault on the part of Cochrane, or because Cochrane fails to hold a shareholders' meeting and to complete the vote on this Agreement and the Merger, or

                 (iii) The Board of Directors of Cochrane fails to recommend to Cochrane's shareholders that such shareholders should approve this Agreement and the Merger, or

                 (iv) The Board of Directors of Cochrane withdraws, modifies or conditions its recommendation to Cochrane's shareholders to approve this Agreement and the Merger or is silent with respect to the approval of this Agreement and the Merger, and Cochrane approves, enters into or executes a definitive agreement or letter of intent relating to an Acquisition Transaction with a party other than CRI, Newco or an affiliate of CRI, or a tender offer is initiated for any of the shares of Cochrane Common Stock by a party other than CRI, Newco or an affiliate of CRI, at any time within twelve
(12) months following the date of this Agreement.

         (b) The Break-up Fee shall be immediately paid to CRI or Newco upon the occurrence of the above specified events. If the Break-up Fee is not immediately paid as provided, then CRI or Newco shall be entitled to recover interest at the highest prime rate set forth in THE WALL STREET JOURNAL (Midwest Edition) under the section entitled "Money Rates" on the unpaid amount of the Break-up Fee from such time until paid- in-full, together with all costs of collection thereof, including reasonable attorneys' fees and expenses.

         (c) Cochrane hereby acknowledges and agrees that the Break-up Fee shall compensate CRI and Newco for (i) the value of the lost business opportunity which would have inured to CRI or Newco if the Merger had been consummated, (ii) expenses incurred for attorneys, accountants, financial advisors and consultants of CRI and Newco in developing the Merger and drafting this Agreement, (iii) CRI's and Newco's management time and expense in investigating, analyzing, developing and pursuing the Merger, (iv) expenses relating to CRI's and Newco's due diligence efforts, and (v) the value of the acquisition opportunities lost by CRI and Newco in pursuing the Merger instead of other acquisitions. Cochrane further acknowledges and agrees that the amount of the Break-up Fee is fair, reasonable and not a penalty and that its obligation to pay the Break-up Fee shall survive any termination of this Agreement by CRI or Newco.

         6.14. RESTRUCTURE OF MERGER. Cochrane hereby understands, acknowledges and agrees that Newco, in its sole discretion, may change the structure of the transactions contemplated by this Agreement to provide for a merger of Cochrane into Newco; provided, however, that any such change in structure shall not change the consideration to be paid upon the conversion of the Outstanding Cochrane Shares pursuant to
Section 2.01 hereof and shall not adversely affect the shareholders of Cochrane. Cochrane shall execute and deliver such amendments, agreements, instruments and other documents and shall take such further actions as Newco may request in connection with any such restructure of the transactions contemplated by this Agreement.

         6.15 Shareholder Voting Agreement. A shareholder voting agreement among Newco, each member of the Cochrane family and each director and officer of Cochrane who owns any Outstanding Cochrane Shares shall be executed and delivered simultaneously with the execution of this Agreement.

                               SECTION 7

                       COVENANTS OF CRI AND NEWCO
                       --------------------------

         7.01. HART-SCOTT-RODINO FILING; OTHER APPROVALS. (a) CRI and Newco shall take all actions necessary or appropriate to file, and shall expeditiously and diligently prosecute to a favorable conclusion, all notices and other documents required to be filed under the HSR Act with the FTC and DOJ; provided, however, that neither CRI nor Newco shall be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings that would require the divestiture of any assets or which would otherwise have a material adverse effect on CRI or Newco. CRI and Newco shall provide Cochrane with a copy of all such notices and other documents filed under the HSR Act prior to the filing thereof and shall promptly provide Cochrane with copies of all correspondence and other documents received from the FTC or DOJ in connection with such filings.

         (b) CRI and Newco shall proceed expeditiously in good faith, cooperate fully and use their best efforts to (i) obtain all consents, authorizations and approvals of third parties, if any, to the transactions contemplated by this Agreement, (ii) satisfy all requirements prescribed by law, and all conditions set forth in this Agreement, for the consummation of the Merger, and (iii) effect the Merger in accordance with the Agreement on November 13, 1996.

         7.02. CERTAIN ACTIONS. CRI and Newco shall not take any action or fail to take any reasonable action, and shall not permit its directors, employees or agents to take or fail to take, any action which would result in (a) a misrepresentation or a breach of any covenant or warranty of CRI or Newco in this Agreement, (b) Cochrane having the right to terminate this Agreement, or (c) a condition to the obligation of Cochrane to consummate the Merger not being fulfilled.

         7.03. INDEMNIFICATION. CRI shall cause Cochrane to keep the indemnification provisions in Cochrane's By-Laws in effect on the date hereof in full force and effect for a period of three (3) years following the Effective Time and, during such three (3) year period, CRI agrees to be liable for the obligation to provide such indemnification to the extent not paid by Cochrane.

                               SECTION 8

                    CONDITIONS PRECEDENT TO CLOSING
                    -------------------------------

         8.01. CRI AND NEWCO. The obligation of CRI and Newco to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Closing Date, unless waived in writing by Newco:

         (a) REPRESENTATIONS AND WARRANTIES AT EFFECTIVE TIME. Each of the representations and warranties of Cochrane contained in this Agreement shall be true, accurate and complete in all material respects at and as of the Effective Time.

         (b) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the financial condition, results of operations, business, operations or affairs of Cochrane from the date of the Cochrane Interim Financial Statements as of and for the five months ended August 31, 1996 through and until the Effective Time.

         (c) CONSENTS AND APPROVALS. All third-party and governmental consents and approvals, necessary to permit the consummation of the Merger, or to permit the continued operation of the business of Cochrane in substantially the same manner after the Closing Date as before, shall have been received.

         (d) CORPORATE ACTION. Cochrane's Board of Directors and shareholders shall have approved this Agreement and the Merger and shall have taken all corporate action necessary to effect the Merger, and Cochrane shall have furnished Newco with certified copies of resolutions adopted by its directors and shareholders in connection with the foregoing, in form and content satisfactory to Newco.

         (e) NO RESTRAINING ACTIONS. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending, and no investigation by any governmental or regulatory authority shall have been commenced or threatened, against Cochrane, Newco, CRI or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

         (f) COMPLIANCE WITH COVENANTS. Cochrane shall have complied with all of its covenants and agreements set forth in Section 6 of this Agreement and elsewhere herein.

         (g) RESIGNATION OF DIRECTORS AND OFFICERS. All of the directors and officers of Cochrane in office on the Closing Date shall have tendered written resignations satisfactory to Newco, as of the Effective Time.

         (h) SHAREHOLDERS EXERCISING DISSENTERS' RIGHTS. The holders of not more than five percent (5%) of the Outstanding Cochrane Shares shall have exercised and perfected their dissenters' rights under the North Carolina Corporation Act.

         (i) RETAINED EARNINGS. As of the last day of the month immediately preceding the Closing Date, the retained earnings of Cochrane shall be at least Two Million Nine Hundred Thousand Dollars ($2,900,000) as reflected on Cochrane's financial statements as of such date. Such amount of retained earnings (i) shall be calculated before any payment of or accrual for any fees of Mellon Bank incurred subsequent to August 1, 1996 and before any accrual for any prepayment penalty payable to Mellon Bank and (ii) shall be calculated before any liability accruals have been made for all legal, accounting, investment banking, environmental and other professional or advisors' fees of Cochrane incurred as of and through the date of such financial statements.

         (j) PROFESSIONAL FEES. Since June 1, 1996, Cochrane's legal, accounting, investment banking, environmental consultant and other professional or advisors' fees relating to this Agreement and the transactions contemplated hereby (whether accrued or paid) shall not have exceeded Two Hundred Seventy-Five Thousand Dollars ($275,000) in the aggregate.

         (k) OFFICERS' CERTIFICATE. The receipt by CRI or Newco of a certificate executed by Cochrane's Chief Executive Officer and its Vice President - Finance, dated as of the Closing Date, certifying that the conditions specified in Sections 8.01(a) through (j) hereof have been fulfilled.

         (l) HSR ACT. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, and no conditions shall have been imposed upon Newco, Cochrane or CRI in connection with any filing under the HSR Act that would require the divestiture of any assets of Cochrane or CRI or that otherwise would have a material adverse effect on Cochrane or CRI.

         (m) OPINION OF COUNSEL. Newco shall have received from Robinson, Bradshaw and Hinson, P.A., counsel to Cochrane, an opinion, dated as of the Closing Date, substantially in the form attached hereto as Exhibit A.

         (n) ESOP VALUATION. The administrative committee of the ESOP shall have received the written valuation of Interstate/Johnson Lane opining that the purchase price to be paid hereunder for the shares of Cochrane Common Stock held by the ESOP is fair from a financial point of view, and a copy of such valuation shall have been delivered to CRI or Newco.

         (o) GOOD STANDING CERTIFICATES. Cochrane shall have delivered to CRI or Newco, each dated as of a date not earlier than fifteen (15) days prior to the Closing Date, (a) copies of Cochrane's Articles of Incorporation, including all amendments thereto, certified by the Secretary of State of North Carolina or other appropriate government official, (b) a certificate from the appropriate government official to the effect that Cochrane is in good standing in North Carolina, and (c) a certificate from the appropriate government official from each jurisdiction in which Cochrane is qualified to do business to the effect that Cochrane is in good standing in such jurisdiction.

         (p) ENVIRONMENTAL CERTIFICATE. The receipt by CRI or Newco of a certificate executed by Cochrane's Chief Executive Officer and Vice President-Finance, after discussions with appropriate Cochrane employees (including, without limitation, Bub Ballard and Kenny Chitkin) and other appropriate due inquiry certifying that (i) each has read the sections contained in each report prepared by Ogden Environmental Engineering Services Co., Inc. in connection with the Merger with respect to the real property owned by Cochrane, as identified in Exhibit B hereto, and
(ii) other than as is set forth in such sections of such reports, none of them is aware of the existence or removal of any underground storage tanks on or from such real property; any spills, leaks or contamination; or any other actions, omissions, events or occurrences, on or affecting such real property which requires or required any action under any of the Environmental Laws.

         (q) ANCILLARY AGREEMENTS. Each of the Ancillary Agreements shall have been duly executed and delivered by the respective parties thereto and shall continue to be in full force and effect as of the Effective Time, and no termination, amendment, modification or revocation shall have occurred with respect to any of the Ancillary Agreements, except as may have been approved in writing by CRI.

         8.02. COCHRANE. The obligation of Cochrane to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Closing Date, unless waived in writing by Cochrane:

         (a) REPRESENTATIONS AND WARRANTIES AT EFFECTIVE TIME. Each of the representations and warranties of CRI and Newco contained in this Agreement shall be true, accurate and complete in all material respects at and as of the Effective Time.

         (b) CONSENTS AND APPROVALS. All third-party and governmental consents and approvals relating to CRI and Newco necessary to permit the consummation of the Merger shall have been received.

         (c) CORPORATE ACTION OF CRI AND NEWCO. CRI's and Newco's respective Boards of Directors and Newco's sole shareholder shall have approved this Agreement and the Merger and shall have taken all corporate action necessary to effect the Merger, and both CRI and Newco shall have furnished Cochrane with certified copies of resolutions adopted by its directors and shareholders in connection with the foregoing, in form and content satisfactory to Cochrane.

         (d) COMPLIANCE WITH COVENANTS. CRI and Newco shall have complied with all of their covenants and agreements set forth in Section 7 of this Agreement and elsewhere herein.

         (e) OFFICERS' CERTIFICATE. The receipt by Cochrane of a certificate executed by CRI's and Newco's President and its Secretary, dated as of the Closing Date, certifying that the conditions specified in Sections 8.02(a) through (d) hereof have been fulfilled.

         (f) CORPORATE ACTION OF COCHRANE. Cochrane's shareholders shall have approved this Agreement and the Merger.

         (g) OPINION OF COUNSEL. Cochrane shall have received from Krieg DeVault Alexander & Capehart, counsel to Newco and CRI, an opinion, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

         (h) HSR ACT. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired.


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

                               SECTION 9

                         TERMINATION OF MERGER
                         ---------------------

         9.01. MANNER OF TERMINATION. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement and the Merger by the shareholders of Cochrane, as follows:

         (a)     By CRI or Newco or Cochrane, if:

                 (i) the Merger contemplated by this Agreement has not been consummated by November 13, 1996, provided that such date may be extended by Newco, in its sole discretion, for up to sixty
                          (60) days (A) if all approvals, clearances or waiting periods under the HSR Act relating to the Merger have not occurred or expired by such date, or (B) for any other reason pertaining to the filings made under the HSR Act relating to the Merger; or

                 (ii) the respective Boards of Directors of Newco and Cochrane mutually agree in writing to terminate this Agreement.

         (b)     By CRI or Newco, if:

                 (i) there has been a misrepresentation or a breach of any warranty by or on the part of Cochrane in its representations and warranties set forth in this Agreement or in any document delivered pursuant hereto which has had or would be expected to have a material adverse effect on the financial condition, results of operations, business, operations or prospects of Cochrane; provided, however, that in the event that the number of issued and outstanding shares of Cochrane Common Stock at the Effective Time is greater than 470,971 or less than 460,971, then CRI or Newco shall have the absolute right to terminate this Agreement without regard to the materiality of any inaccuracy in the representations and warranties contained in Section 4.03(a) hereof with respect to the number of Outstanding Cochrane Shares; or

                 (ii) there has been a breach of or a failure to comply with any covenant set forth in this Agreement by or on the part of Cochrane; or

                 (iii) any condition set forth in Section 8.01 hereof to either of its obligation to consummate the Merger has not been satisfied or fulfilled immediately prior to the Effective Time; or


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

                 (iv) The commencement or threat of any action, claim, litigation or proceeding (A) relating to this Agreement or the Merger or (B) which is likely to have a material adverse effect on the financial condition, results of operation, business, operations or prospects of Cochrane; or

                 (v) any document, action, matter, event or other information set forth in any Updated Schedule has had or would be expected to have, in the reasonable discretion of CRI or Newco, a material adverse effect on the financial condition, results of operation, business, operations or prospects of Cochrane; or

                 (vi) there has been a material adverse change in the financial condition, results of operation, business, operations or prospects of Cochrane at the Effective Time as compared to that in existence as of and for the five month period ended August 31, 1996; or

                 (vii)    (A)     the Board of Directors of Cochrane
                                  fails to recommend unconditionally to
                                  Cochrane's shareholders that such
                                  shareholders should approve this
                                  Agreement and the Merger, or

                          (B)     the Board of Directors of Cochrane
                                  withdraws, modifies or conditions its
                                  recommendation to Cochrane's
                                  shareholders to approve this Agreement
                                  and the Merger or is silent with
                                  respect to the approval of this
                                  Agreement and the Merger, or

                          (C)     the meeting of shareholders of
                                  Cochrane at which shareholders are to
                                  consider this Agreement and the Merger
                                  is not held, and the shareholder vote
                                  with respect to this Agreement and the
                                  Merger is not completed, by November
                                  13, 1996, or

                          (D)     Cochrane or any of its shareholders,
                                  directors, officers, employees,
                                  attorneys, accountants, investment
                                  bankers, representatives or agents
                                  shall have provided to a party other
                                  than CRI or Newco subsequent to the
                                  date of this Agreement (I) any
                                  information relating to Cochrane other
                                  than the Cochrane Audited Financial
                                  Statements or a summary of the
                                  Cochrane Interim Financial Statements
                                  or (II) any  access to Cochrane's
                                  facilities other than a one-time
                                  escorted tour of such facilities, or

                          (E)     Cochrane approves, enters into or
                                  executes a definitive agreement or
                                  letter of intent relating to an
                                  Acquisition Transaction with a party
                                  other than CRI, Newco or an affiliate
                                  of CRI, or a tender offer is initiated
                                  or completed for any of the shares of
                                  Cochrane Common Stock by a party other
                                  than CRI, Newco or any affiliate of
                                  CRI.

         (c)     By Cochrane, if:

                 (i) there has been a material misrepresentation or a material breach of any warranty by or on the part of CRI or Newco in its representations and warranties set forth in this Agreement; or

                 (ii)     there has been a material breach of or
                          material failure to comply with any covenant set forth in this Agreement by or on the part of CRI or Newco; or

                 (iii) any condition set forth in Section 8.02 hereof to its obligation to consummate the Merger has not been satisfied or fulfilled immediately prior to the Effective Time.

         9.02. EFFECT OF TERMINATION. Upon termination of this Agreement in accordance with Section 9.01 hereof, this Agreement shall be of no further force or effect and the Merger shall be deemed to be abandoned, and there shall be no obligation of or liability to any party hereto, or their respective shareholders, directors, officers, employees, representatives or agents, unless such termination was the result of an intentional breach of any representation, warranty, covenant or other provision in this Agreement, or an intentional act or omission which resulted in any representation, warranty, covenant or other provision in this Agreement to be breached, in which case the party who breached the representation, warranty, covenant or other provision shall be liable to the other parties hereto for damages and all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, including, but not limited to, reasonable attorneys' fees and disbursements, reasonable fees and disbursements of accountants and tax advisors, and reasonable fees and costs of environmental consultants; provided, however, that in the event that Cochrane is required to pay the Break-up Fee to CRI or Newco, then CRI's and Newco's sole damages from Cochrane relating to this Agreement and the Merger shall be limited solely to the Break-up Fee. The obligation of Cochrane to pay the Break-up Fee in accordance with
Section 6.13 hereof shall survive any termination of this Agreement.

                               SECTION 10

                             MISCELLANEOUS
                             -------------

         10.01. NOTICES. All notices, requests and other communications hereunder shall be in writing (which shall include telecopier communication) and shall be deemed to have been duly given if
(a) delivered by hand, (b) sent by certified United States Mail, return receipt requested, first class postage pre-paid, (c) delivered by overnight receipted delivery service or (d) telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, first class postage pre-paid, as follows:


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

   If to CRI, Newco or the Surviving      with a copy to (which shall not
     Corporation:                           constitute notice):

   CRI Acquisition Corporation            Krieg DeVault Alexander & Capehart
   c/o Chromcraft Revington, Inc.         One Indiana Square, Suite 2800
   1100 North Washington Street           Indianapolis, Indiana  46204-2017
   Delphi, Indiana  46923                 ATTN:  Howard Kahlenbeck, Jr., Esq.
   ATTN:  Frank T. Kane, Vice President   Telephone:   (317) 238-6203
   Telephone:   (317) 564-3500            Telecopier:  (317) 636-1507
   Telecopier:  (317) 564-6673

   If to Cochrane:                        with a copy to (which shall not
                                            constitute notice):

   Cochrane Furniture Company, Inc.       Robinson, Bradshaw & Hinson, P.A.
   190 Cochrane Road                      One Independence Center
   Lincolnton, North Carolina  28092      101 North Tryon Street, Suite 1900
   ATTN:  Jerry W. Cochrane, Chief        Charlotte, North Carolina  28246-1900
          Executive Officer               ATTN:  Robin L. Hinson, Esq.
   Telephone:   (704) 732-1151            Telephone:   (704) 377-2536
   Telecopier:  (800) 232-3307            Telecopier:  (704) 378-4000

or such substituted address or person as any party has given to the other in writing.

         All such notices, requests and other communications shall be effective (a) if delivered by hand, when delivered, (b) if mailed in the manner provided herein, three (3) business days after deposit with the United States Postal Service, (c) if delivered by overnight express delivery service, on the next business day after deposit with such service, and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

         10.02. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party except that Newco may assign this Agreement to any subsidiary of CRI without the prior consent of Cochrane.

         10.03. BENEFITS. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.04. WAIVER; AMENDMENT. (a) Either party hereto may by an instrument in writing: (i) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (ii) waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement; or

(iii) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

         (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

         10.05. HEADINGS. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

         10.06. SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         10.07. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         10.08. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof.

         10.09. ENTIRE AGREEMENT. This Agreement supersedes all other prior understandings, commitments, representations, negotiations or agreements, whether oral or written, between the parties hereto or between CRI and Cochrane relating to the Merger or the matters contemplated hereby and constitutes the entire agreement between the parties hereto and between CRI and Cochrane relating to the subject matter hereof. Cochrane acknowledges and agrees that the letter of intent between CRI and Cochrane which Cochrane executed on June 20, 1996, is hereby terminated and of no force or effect.

         10.10. EXPENSES. In the event that the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own respective expenses related to this Agreement and the Merger. In the event that the transactions contemplated by this Agreement are consummated, then CRI shall pay all merger-related costs and expenses of Cochrane.

         10.11. CERTAIN REFERENCES. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders shall include any other gender, as the context requires.

         10.11. CONSTRUCTION. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         10.13. SCHEDULES. The Schedules attached hereto are intended to be and hereby are specifically made a part of this Agreement.




                        *          *          *

         IN WITNESS WHEREOF, CRI, Newco and Cochrane have made, entered into and executed this Agreement as of the day and year first above written.

                                       CHROMCRAFT REVINGTON, INC.



                                       By: /s/ MICHAEL E. THOMAS
                                           -----------------------------------
                                           Michael E. Thomas, President


                                       CRI ACQUISITION CORPORATION



                                       By: /s/ MICHAEL E. THOMAS
                                           -----------------------------------
                                           Michael E. Thomas, President


                                       COCHRANE FURNITURE COMPANY, INC.



                                       By: /s/ JERRY W. COCHRANE
                                           -----------------------------------
                                           Jerry W. Cochrane, Chief Executive
                                           Officer





















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